Exhibit 10.16

Current Compensation Arrangements for Directors of First PacTrust Bancorp, Inc. (the “Company”)

On October 24, 2011, the Company’s Board of Directors changed the compensation program for the Company’s directors, as follows:

- for service as a Company Board member, compensation of $120,000, payable in cash or, at the director’s election, in the form of stock options granted under the Company’s 2011 Omnibus Incentive Plan (the “Omnibus Plan”);

- for the Chairman of the Company’s Board (Timothy R. Chrisman effective October 24, 2011) , additional compensation of $60,000, payable in cash or, at the Chairman’s election, in the form of stock options granted under the Omnibus Plan;

- for each member of the Strategic Planning Committee of the Company’s Board, additional compensation of $60,000 ($90,000 for the Chairman of the Strategic Planning Committee), payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan; and

- for each member of the Audit Committee of the Company’s Board, additional compensation of $30,000 ($45,000 for the Chairman of the Audit Committee), payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan.

The changes described above are effective retroactive to May 26, 2011. If the compensation that has been paid to any Company director since that date is less than the director would have received under the revised compensation program described above, the Board’s Compensation Committee will cause any catch-up payments/awards to be made to the director to the extent deemed appropriate by the Compensation Committee. Company Directors Gregory A. Mitchell (who is the Company’s President and Chief Executive Officer) and Chad Brownstein (who is affiliated with TCW Shared Opportunity Fund V, L.P., a significant investor in the Company) do not receive any compensation from the Company for their Board service. The current members of the Strategic Planning Committee of the Company’s Board are Steven Sugarman (Chairman), Mr. Brownstein, Mr. Chrisman, Mr. Mitchell and Jeffrey T. Seabold. The current members of the Audit Committee of the Company’s Board are Mr. Majors (Chairman), Mr. Chrisman, Jeff Karish and Mr. Seabold.

The compensation payable to directors of Pacific Trust Bank, a wholly owned subsidiary of the Company (the “Bank”), also was changed on October 24, 2011, effective retroactive to May 26, 2011, as follows:

- for service as a Bank Board member, compensation of $40,000, payable in cash or, at the director’s election, in the form of stock options granted under the Omnibus Plan;

- for the Chairman of the Bank’s Board, additional compensation of $20,000, payable in cash or, at the Chairman’s election, in the form of stock options granted under the Omnibus Plan; and

- for each member of the Audit Committee of the Bank’s Board, additional compensation of $6,000, payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan.

The directors of the Company who also serve as directors of the Bank are Mr. Majors (Chairman of the Bank’s Board and Chairman of the Audit Committee of the Bank’s Board), Mr. Mitchell and Mr. Sugarman. Mr. Mitchell does not receive any compensation for his service as a director of the Bank.